                                                                    EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


                                            FOR THE PERIOD FROM          YEAR ENDED            QUARTER ENDED
                                                JULY 5, 1994            DECEMBER 31,             MARCH 31,
                                           (DATE OF INCEPTION) TO  ----------------------  ----------------------
                                             DECEMBER 31, 1994        1995        1996        1996        1997
                                           ----------------------  ----------  ----------  ----------  ----------
Weighted average common shares
  outstanding..............................       10,200,000       11,403,260  15,334,858  14,721,380  16,828,599
Net effect of stock options exercised and
  granted, and preferred stock issued
  during the 12-month period prior to the
  Company's filing of its initial public
  offering at less than the offering price,
  calculated using the treasury stock
  method at the offering price of $15 per
  share, and treated as outstanding for all
  periods presented........................        7,529,985        7,529,985   7,319,880   7,529,985   6,189,242
                                                 ----------        ----------  ----------  ----------  ----------
Shares used in computation of net loss per
  share....................................       17,729,985       18,933,245  22,654,738  22,251,365  23,017,841
                                                 ==========        ==========  ==========  ==========  ==========
Net loss...................................         $(52)            $(303)     $(5,777)     $(331)     $(3,038)
Net loss per share.........................        $(0.00)          $(0.02)     $(0.25)     $(0.02)     $(0.13)